SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2003

                            GREKA Energy Corporation
             (Exact name of registrant as specified in its charter)

Colorado                               0-20760               84-1091986
(State or other jurisdiction           (Commission           (IRS Employer
of incorporation)                      File Number)          Identification No.)

630 Fifth Avenue, Suite 1501, New York, NY                     10111
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code: (212) 218-4680

Item 5. Other Events.

     Greka Energy Corporation ("Greka" or the "Company") and Alexi Holdings Limited, a Cayman Islands Company ("Alexi") wholly owned by its Chairman, CEO & President, Randeep S. Grewal, entered into a merger agreement whereby Alexi will acquire all of Greka's outstanding shares for a price of $6.25 per share payable in cash. The closing is subject to certain conditions, such as financing and approval by a majority of the shareholders at a special meeting to be announced by the Company.

     The $6.25 per share cash consideration represents a 69% premium over the $3.70 closing price for Greka's stock on May 19, 2003, the last full trading day prior to Greka's announcement of Mr. Grewal's indication that he is evaluating a "going private" transaction. CIBC World Markets Corp., the independent financial advisor to the Company's special committee consisting of independent directors, rendered a fairness opinion to the special committee.

     The merger agreement and the proposed merger were unanimously recommended to the Company's full Board of Directors by the special committee and were then unanimously approved by the Board (excluding Mr. Grewal who recused himself from the vote). The Board will recommend in the Company's proxy materials that all shareholders vote "FOR" the adoption of the merger agreement and approval of the merger.

     If the transaction is completed, Mr. Grewal contemplates that the shares of common stock would be delisted from trading on the NASDAQ and deregistered with the Securities and Exchange Commission.

     The Merger Agreement is filed as Exhibit 10.1 hereto and the press release announcing the execution of the Merger Agreement is filed as Exhibit 99.1 hereto.

Item 7. Financial Statements and Exhibits.

     (c) The following exhibits are furnished as part of this report:

         Exhibit 10.1 Merger Agreement dated May 27, 2003

         Exhibit 99.1 Press Release dated May 28, 2003

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

Date: May 27, 2003                 GREKA ENERGY CORPORATION


                                   By:  /s/ Randeep S. Grewal
                                       ---------------------------------------
                                       Randeep S. Grewal, Chairman, Chief
                                       Executive Officer and President